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                                                                     EXHIBIT 9.2

                        THE BIANCO SHAREHOLDER AGREEMENT


                  This Agreement is made on March 1st, 1996 by and between Joanne Bianco ("JB"), and CPS Capital, Ltd. ("CPS"), an Ohio limited liability company.

                  WHEREAS, JB has sold to CPS 8,509,917 shares of common stock of Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex") pursuant to a Stock Purchase Agreement dated October 18, 1995 (the "Stock Purchase Agreement");

                  WHEREAS, JB has entered into a Consulting and Noncompete Agreement dated the date hereof (the "Consulting Agreement") with Sentex as a condition to consummation of the transactions contemplated by the Stock Purchase Agreement;

                  WHEREAS, JB and CPS desire to establish certain rights and obligations as between them with respect to all shares of common stock of Sentex owned of record or beneficially as of the date hereof or acquired hereafter by JB (such owned or acquired shares being hereinafter referred to as the "Shares");

                  NOW, THEREFORE, in consideration of the premises and agreements herein contained, JB and CPS hereby agree as follows:

                  1.       Restrictions on Sales (Tag Along,
                           ---------------------------------
                           Registration and Lock-up).
                           --------------------------

                  (a) The CPS Group (defined hereinafter) shall not sell any or all of its shares of Sentex stock in a private transaction, unless JB is offered, in writing, the opportunity (which offer shall remain open for 15 days following the receipt of notice of such private transaction) to sell a number of her Shares for the same price and upon the same terms and conditions as offered to the CPS Group that is equal to the product of the number of shares that the CPS Group has the opportunity to sell in such private transaction (as described in such notice to JB) multiplied by the percentage that is calculated by dividing the total number of Shares owned by JB by the aggregate total of all the shares owned by the CPS Group, JB and, if Amos Linenberg ("AL") is eligible and elects to participate in such private transaction, the total number of shares of common stock of Sentex owned by AL. For example, if CPS is provided the opportunity to sell 1,000,000 of its shares in a private transaction and the CPS Group owns 11,000,000 shares, JB owns 1,000,000 and AL owns 8,000,000 shares then, if AL were eligible and elected to participate, CPS would be permitted to sell 550,000 shares, JB would be permitted to sell 50,000 shares and AL would be permitted to sell 400,000 shares in such private transaction. If, however, AL were not eligible or elected not to participate in such private transaction, then the CPS Group and JB could sell 916,667 and 83,333 shares, respectively.

                  (b) The CPS Group shall not sell any or all of its shares of Sentex stock pursuant to a public offering registered under the Securities Act of 1933 unless JB is offered the opportunity (which offer shall remain open for 15 days following the receipt of notice of such offering) to include in any such offering a number of her Shares for the same price and upon the same terms and conditions that the CPS Group has the opportunity to offer its shares in such offering that is equal to the product of the number of shares that the CPS Group has the opportunity to offer in such offering (as described in such notice to JB) multiplied by the percentage that is calculated by dividing the total number of Shares owned by JB by the aggregate total of all the shares owned by the CPS Group, JB and, if AL is eligible and elects to participate in such offering, the total number of shares of common stock of Sentex owned by AL. For example, if CPS is provided the opportunity to include 1,000,000 of its shares in a public offering, as described above, and the CPS Group owns 11,000,000 shares, JB owns 1,000,000 and AL owns 8,000,000 shares then, if AL were



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         eligible and elected to participate, CPS would be permitted to include
         550,000 shares, JB would be permitted to include 50,000 shares and AL would be permitted to include 400,000 shares in such public offering. If, however, AL were not eligible or elected not to participate in such public offering, then the CPS Group and JB could include 916,667 and 83,333 shares, respectively, in such public offering.

                  (c) For any transaction contemplated in subsections (a) or (b) of this Section 1, CPS shall provide JB with written notice that describes in reasonable detail the nature of the transaction, including, without limitation, the price and number of shares the CPS Group has the opportunity to sell in a private transaction or offer for sale through a registered public offering, as the case may be.

                  (d) Until the second anniversary of the date hereof, JB shall not sell any Shares without the written consent of CPS, except pursuant to Section 1(a) and 1(b).

                  (e) For purposes of this Section 1 the following definitions shall apply: (i) the term "CPS Group" shall mean CPS, Robert S. Kendall or any Related Party or Affiliate of the foregoing; (ii) the term "Related Party" shall mean, with respect to any Person, any of such Person's issue, spouse, parents, parent-in-law, any trust settled or established principally for the benefit of the foregoing or any of their respective issue, the executor, administrator or other legal representative of the estate of any of the foregoing individuals and any of the legatees and heirs who are issue of the foregoing individuals or are trusts established principally for the benefits of any or all of such issue, or any corporation or other business entity wholly owned by such Person or any Related Party of such Person; (iii) the term "Person" shall mean any individual, corporation, partnership, trust, unincorporated association, business or other legal entity; and
         (iv) the term "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is under common control with or is controlled by CPS, Robert S. Kendall or any Related Party.

                  (f) All the certificates representing shares now or herein after owned by either CPS or JB shall bear substantially the following legend:

                  THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN SHAREHOLDERS AGREEMENT DATED AS OF MARCH 1, 1996, AS AMENDED FROM TIME TO TIME, TO WHICH CPS CAPITAL LTD, AN OHIO LIMITED LIABILITY COMPANY, AND JOANNE BIANCO ARE PARTIES. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST DELIVERED TO EITHER THE CORPORATION.

         For shares owned now, the legend shall be placed on such certificates within 5 days of the execution of this Agreement. For shares owned hereafter, the party shall deliver the certificate evidencing such shares to Sentex within 5 days of purchasing such shares for the purpose of having such legend placed on such certificate.

                  2. VOTING RIGHTS. JB agrees that, until the second anniversary of the date hereof, so long as she owns any Shares, she will vote such Shares in accordance with instructions received from CPS on each matter submitted to the shareholders of Sentex, and will execute a form of proxy (including an irrevocable proxy to CPS, or if directed by CPS, to Robert S. Kendall or any of his Affiliates) for such Shares naming CPS, Robert S. Kendall or his Affiliates as its proxy to vote such shares if CPS so requests in writing from time to time on or after the date hereof. CPS shall indemnify JB from and against any liability of JB which arises from the voting of such Shares in accordance with this Section 2.




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                  3. NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, overnight courier service, or certified mail, returned receipt requested, to the following addresses of the parties or at such other address as any party shall designate by such written notice:

                   (a)      if to CPS:

                                     Robert S. Kendall
                                     CPS Capital, Ltd.
                                     1801 East Ninth Street
                                     Cleveland, Ohio  44114

                            With a copy to:

                                     Baker & Hostetler
                                     3200 National City Center
                                     1900 East Ninth Street
                                     Cleveland, Ohio 44114-4585
                                     Attention:  William M. Toomajian, Esq.

                   (b)  if to JB:

                                     Joanne Bianco
                                     1 Deer Hill
                                     Alpine, NJ 07620

                            With a copy to:

                                     Joseph Ehrenreich, Esq.
                                     Ehrenreich & Krause
                                     1140 Sixth Avenue
                                     New York, NY 10036


                  All such notices and communications shall be deemed to have been duly given when delivered by hand or overnight courier; or, if mailed, five days after being deposited in the mail, postage prepaid.

                  4. BINDING EFFECT AND TERM.

                  This Agreement shall be binding upon CPS and its successors and upon JB and her successors, heirs and personal representatives. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. JB agrees that she shall not transfer ownership of any of the Shares (other than as permitted by this Agreement, including, without limitation, Section 1 hereof) unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

                  This Agreement shall terminate on the earlier of (i) the second anniversary date hereof, or (ii) Robert S. Kendall's ceasing to have effective control of Sentex; provided, however, that Section 1 shall apply to any sale of shares by the CPS Group that results in Robert S. Kendall ceasing to have such control.

                  5. AMENDMENT. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by the parties hereto. The waiver by any party hereto of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.



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     6. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     7. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     8. GOVERNING LAW. The validity and interpretation of this agreement shall be governed by the laws of the State of New Jersey. The federal and state courts in Bergen County, New Jersey, will have exclusive jurisdiction with respect to any dispute relating to this Agreement.

     9. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

     10. UNENCUMBERED SHARES. JB represents and warrants with respect to the Shares currently owned by her (as indicated in the Premises hereto) that she is the owner of such Shares and, except as provided for herein, such Shares are free and clear of all security interests, liens, claims, pledges, options, rights of first refusal agreements limitations on voting rights, charges and other encumbrances of any nature whatsoever. Except as provided herein, JB has the sole voting power with respect to such Shares.





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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                        CPS CAPITAL, LTD.



                                        By: /s/ Robert S. Kendall
                                            -----------------------------
                                                 Robert S. Kendall
                                                 Chairman and President


                                        JOANNE BIANCO


                                        /s/ Joanne Bianco
                                        ---------------------------------